UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549




                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 1, 2002



                                SEACOR SMIT Inc.
             (Exact name of registrant as specified in its charter)


          DELAWARE                       1-12289                13-3542736
(State or other jurisdiction           (Commission            (IRS Employer
      of incorporation)                File Number)         Identification No.)


      11200 Richmond, Suite 400
           Houston, Texas                                         77082
(Address of principal executive offices)                       (Zip Code)


       Registrant's telephone number, including area code: (281) 899-4800






                                 Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.   Other Events.

         On July 1, 2002, the Company announced that it had called for redemption $10,000,000 of the $46,319,000 in aggregate principal amount outstanding of its 5-3/8% convertible subordinated notes due 2006.

         As previously announced, the Company owns 4,831,401 shares of common stock of Chiles Offshore Inc., comprising approximately 23.8% of its outstanding common stock. On May 14, 2002, Chiles entered into a Merger Agreement pursuant to which Chiles is to be merged with and into a subsidiary of ENSCO International Incorporated. The Merger Agreement provides for each outstanding share of Chiles' common stock to be converted into the right to receive $5.25 in cash and 0.6575 share of ENSCO common stock upon the consummation of the Merger. The merger consideration will not be adjusted for any increase or decrease in the market price of ENSCO common stock or Chiles common stock. The Merger is subject to customary conditions, including the adoption of the Merger Agreement by holders of two-thirds of the outstanding shares of Chiles' common stock and the absence of any event or occurrence that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences, a material adverse effect on either party to the Merger Agreement, which includes the loss or total destruction of any of the drilling rigs owned by Chiles. Chiles and ENSCO have been notified of the termination, effective June 13, 2002, of the Hart-Scott-Rodino Act waiting period.

          In connection with the execution of the Merger Agreement, the Company and three other Chiles stockholders entered into separate voting agreements with ENSCO pursuant to which each agreed, among other things, to vote its respective shares of Chiles common stock in favor of approval and adoption of the Merger Agreement. In addition, the Company agreed, so long as the Merger Agreement is in effect, not to solicit other acquisition proposals for Chiles, furnish information to potential acquirors or engage in negotiations or discussions with respect to any other acquisition proposal. The Company and these other stockholders collectively beneficially own approximately 7.5 million shares, or 37%, of Chiles' outstanding common stock.

         In addition, either party to the Merger Agreement may decide, without the consent of the other, to terminate the merger agreement in a number of situations, including if:

         o        the Merger is not completed by December 15, 2002;
         o the Chiles stockholders do not approve and adopt the Merger Agreement at the special meeting;
         o the representations and warranties of the other party become inaccurate as of a date after the date of the Merger Agreement such that such inaccuracy has or are reasonably likely to have a material adverse effect on such other party, and the inaccuracy has not been cured within a specified time or any of the covenants of the other party are materially breached; or
         o since the date of the Merger Agreement, any event has occurred that had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences, a material adverse effect on either party, which in the case of Chiles includes the loss or total destruction of any of the drilling rigs owned by Chiles.

         ENSCO, without the consent of Chiles, may decide to terminate the merger agreement in a number of situations, including if:

         o priorto the adoption of the merger agreement by Chiles stockholders, the Chiles board of directors fails to recommend, or withdraws its recommendation of, such adoption in a manner adverse to ENSCO or
         o if specified events occur in connection with an acquisition (or proposed acquisition) of Chiles by a party other than ENSCO.

         Chiles, without the consent of ENSCO, may decide to terminate the merger agreement in a number of situations, including if:

         o afterreceiving a superior proposal relating to the acquisition of Chiles, the Chiles board of directors determines that, to comply with its fiduciary obligations, it must terminate the merger agreement and Chiles pays to ENSCO a specified termination fee and complies with certain other specified requirements.

         Assuming completion of the Merger, the Company will receive approximately 3.2 million shares of ENSCO common stock and $25.4 million in cash. Based on the closing price of ENSCO's common stock on May 14, 2002, the last trading day before the Merger was publicly announced, the Merger consideration represents a premium of approximately 20.5% from the closing price of Chiles' common stock on such date. ENSCO reported that it had approximately
135.4 million shares of its common stock outstanding as of May 6, 2002 and expects to issue a total of approximately 13.3 million shares in connection with the Merger, which will represent approximately 9% of ENSCO's outstanding common stock. The Company's 3.2 million shares will represent approximately 2.2% of ENSCO's outstanding common stock. ENSCO's common stock is traded on the New York Stock Exchange under the symbol "ESV." The reported high and low trading prices for ENSCO's common stock during the period from July 2, 2001 through July 1, 2002 were $35.50 and $12.81, respectively, and the closing price on July 1, 2002 was $26.60.

         The Company's ultimate return on its investment in Chiles will depend upon whether, when and at what price we sell the ENSCO shares we will receive if the Merger is consummated. The Company expects to be able to more easily sell or otherwise realize value on the ENSCO shares, as compared with its Chiles shares, because, among other things, the reported average daily trading volume of ENSCO common stock for the period from July 2, 2001 to July 1, 2002 was 1,985,285 shares, or approximately 47 times the average daily trading volume of Chiles common stock of 41,746 for the same period. In addition, the Company is currently an affiliate of Chiles and, as a result, significant trading restrictions apply to the Chiles shares owned by the Company. Although certain trading restrictions will apply to the ENSCO shares that the Company will receive in the Merger, the Company does not expect these restrictions to materially limit its ability to sell ENSCO shares in the public market.

         The trading price of ENSCO's common stock is subject to significant volatility. As a result, the value of ENSCO shares the Company will receive if the Merger is consummated may decline significantly as a result of changes in ENSCO's markets, business, prospects, operating results or financial condition, some of which could be caused by events beyond ENSCO's control. A significant decline in the value of the ENSCO shares the Company will receive in the Merger could have a material adverse effect on its financial condition and results of operations to the extent it is required to report the fluctuating value of this investment.

         Chiles (AMEX:COD), based in Houston, Texas, owns and operates a fleet of four ultra- premium jackup rigs with one additional ultra-premium jackup rig under construction. ENSCO (NYSE:ESV), headquartered in Dallas, Texas, provides contract drilling and marine transportation services to the international petroleum industry.

Item 7.  Financial Statements and Exhibits

(c)      Exhibits.

         Exhibit No.                                    Description

            99.1     SEACOR press release dated July 1, 2002.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           SEACOR SMIT Inc.


Date:  July 2, 2002        By:    /s/ Randall Blank
                              ---------------------------------------------
                           Name:  Randall Blank
                           Title: Executive Vice President, Chief Financial
                                  Officer and Secretary

                                  EXHIBIT INDEX

          Exhibit No.                                         Description

             99.1      SEACOR press release dated July 1, 2002.